Exhibit 99.1

NetComm Wireless Limited

Index to the financial statements

For the Year Ended 30 June 2018

Consolidated Statement of Profit or Loss & Other Comprehensive Income		2

Consolidated Statement of Financial Position		3

Consolidated Statement of Changes in Equity		4

Consolidated Statement of Cash Flows		5

Notes to the financial statements

1.	Statement of Significant Accounting Policies	6

2.	Revenue and Other Income from Operations	16

3.	Expenses	17

4.	Income Tax Expense	18

5.	Dividends	20

6.	Cash and Cash Equivalents	20

7.	Trade and Other Receivables	21

8.	Inventories	22

9.	Other Assets	22

10.	Property, Plant and Equipment	22

11.	Revenue from Contracts with Customers	23

12.	Goodwill	26

13.	Other Intangible Assets	28

14.	Trade and Other Payables	29

15.	Borrowings	29

16.	Employee Benefits	30

17.	Other Liabilities	30

18.	Issued Capital	30

19.	Reserves	31

20.	Fair Value Measurement	32

21.	Contingent Liabilities	32

22.	Commitments	33

23.	Cash Flow Information	33

24.	Related Party Transactions	34

25.	Share-Based Payments	35

26.	Retirement Benefit Obligations	36

27.	Earnings per Share	37

28.	Financial Instruments	38

29.	Events after the Reporting Date	43

30.	Segment Reporting	44

31.	Parent Entity Disclosures	46

32.	Company Details	47

Directors’ Declaration		48

Independent Auditor’s Report		49

Consolidated Statement of Profit or Loss & Other Comprehensive Income

For the Year Ended 30 June 2018

		2018

	Note	$000

Revenue from the sale of goods	2	181,691

Change in inventories		1,636

Raw materials consumed		(115,788)

Employee benefits		(30,265)

Other expenses	3	(16,746)

Depreciation and amortisation expense	3	(11,300)

OPERATING INCOME		9,228

Finance income		49

Finance costs	3	(15)

PROFIT BEFORE INCOME TAX		9,262

Income tax expense	4	(1,281)

PROFIT FOR THE YEAR		7,981

Attributable to equity holders of the parent		7,981

OTHER COMPREHENSIVE INCOME / (EXPENSE)

ITEMS THAT MAY BE RECLASSIFIED SUBSEQUENTLY TO PROFIT OR LOSS:

Exchange differences arising on translation of foreign operations		(220)

Net change in the fair value of cash flow hedges recognised in equity		(247)

Income tax relating to components of other comprehensive income	4	74

Other comprehensive income/(loss) for the period (net of tax)		(393)

TOTAL COMPREHENSIVE INCOME FOR THE PERIOD		7,588

Attributable to equity holders of the parent		7,588

EARNINGS PER SHARE

Basic earnings per share (cents per share)	27	5.45

Diluted earnings per share (cents per share)	27	5.45

The above consolidated statement of profit or loss & other comprehensive income should be read in conjunction with the accompanying notes.

Consolidated Statement of Financial Position

As at 30 June 2018

		2018
	Note	$000

ASSETS

Current assets

Cash and cash equivalents	6	27,349

Trade and other receivables	7	32,757

Inventories	8	18,873

Other assets	9	2,395

Total current assets		81,374

Non-Current assets

Property, plant and equipment	10	11,183

Contract assets	11(b)	2,600

Deferred tax assets	4 (c)	7,271

Goodwill	12	896

Other intangible assets	13	29,790

Total non-current assets		51,740

TOTAL ASSETS		133,114

LIABILITIES

Current liabilities

Trade and other payables	14	42,943

Borrowings	15	-

Employee benefits	16	2,502

Income tax liability		356

Other current liabilities	17	2,593

Total current liabilities		48,394

Non-current liabilities

Employee benefits	16	534

Total non-current liabilities		534

TOTAL LIABILITIES		48,928

NET ASSETS		84,186

EQUITY

Issued capital	18	65,059

Reserves	19	2,335

Retained earnings		16,792

TOTAL EQUITY		84,186

The above consolidated statement of financial position should be read in conjunction with the accompanying notes.

Consolidated Statement of Changes in Equity

For the Year Ended 30 June 2018

		Ordinary Shares	Retained Earnings	Foreign Currency Translation Reserve	Foreign Exchange Hedging Reserve	Options and Share Rights Reserve	Total
	Note	$000	$000	$000	$000	$000	$000

BALANCE AT 1 JULY 2017		65,059	8,811	319	-	1,389	75,578

Profit for the period		-	7,981	-	-	-	7,981

Exchange difference on translation of foreign operations	19 (b)	-	-	(220)	-	-	(220)

Foreign exchange hedging (Net of tax)	19 (c)	-	-	-	(173)	-	(173)

Total comprehensive income for the period		-	7,981	(220)	(173)	-	7,588

Transaction with owners in their capacity as owners

Share based payments expense		-	-	-	-	1,020	1,020

BALANCE AT 30 JUNE 2018		65,059	16,792	99	(173)	2,409	84,186

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

Consolidated Statement of Cash Flows

For the Year Ended 30 June 2018

		2018
	Note	$000

CASH FLOWS FROM OPERATING ACTIVITIES:

Receipts from customers		188,730

Payments to suppliers and employees		(164,845)

Finance costs		(15)

Income taxes paid		(211)

NET CASH PROVIDED BY OPERATING ACTIVITIES	23	23,659

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from sale of plant and equipment		198

Interest received		49

Acquisition of property, plant and equipment		(3,781)

Acquisition of intangible assets		(14,846)

NET CASH USED IN INVESTING ACTIVITIES		(18,380)

CASH FLOWS FROM FINANCING ACTIVITIES:

Repayment of borrowings		(55)

NET CASH USED IN FINANCING ACTIVITIES		(55)

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS HELD		5,224

Cash and cash equivalents before Foreign Exchange Impact at beginning of financial period		22,480

Foreign Exchange Impact on Cash and Cash Equivalents		(355)

CASH AND CASH EQUIVALENTS AT END OF FINANCIAL PERIOD	6	27,349

The above consolidated statement of cash flows should be read in conjunction with the accompanying notes.

Notes to the financial statements

For the Year Ended 30 June 2018

1	Statement of Significant Accounting Policies

General Information

The financial statements are general purpose financial statements that have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The financial statements cover the consolidated Group of NetComm Wireless Limited (“the Group” or the “consolidated entity”). NetComm Wireless Limited is a listed public company, incorporated and domiciled in Australia, and is a for-profit entity for the purpose of preparing financial statements.

The financial statements were authorised for issue by the Directors on 15th August 2019.

The following is a summary of the material accounting policies adopted by the Group in the preparation of the financial statements. The accounting policies have been consistently applied, unless otherwise stated.

Basis of Preparation

The financial statements have been prepared on an accruals basis and are based on historical costs modified by the revaluation of selected non-current assets, financial assets and financial liabilities for which the fair value basis of accounting has been applied. Cost is based on the fair values of the consideration given in exchange for assets. All amounts are presented in Australian dollars, unless otherwise noted.

Clarification of terminology used in the Statement of Comprehensive Income

Under the requirements of IAS 1: “Presentation of Financials Statements”, the Group must classify all of our expenses (apart from any finance costs) according to either the nature (type) of the expense or the function (activity to which the expense relates). We have chosen to classify our expenses using the nature classification as it more accurately reflects the type of operations we undertake. Depreciation and amortization are calculated in accordance with IAS 16: “Property, Plant and Equipment” and IAS 38: “Intangible Assets” respectively.

The Group has adopted all of the new and revised Standards and Interpretations issued by the International Accounting Standards Board (the IASB) that are relevant to their operations and effective for the current reporting period.

None of the new standards and amendments that are mandatory for the first time for the financial year beginning 1 July 2017 affected any of the amounts recognised in the current period or any prior period and are not likely to affect future periods.

Notes to the financial statements

For the Year Ended 30 June 2018

Critical accounting judgements and key sources of uncertainty

In the application of the Group’s accounting policies, management is required to make judgements, estimates and assumptions about carrying values of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis.

Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects current and future periods. Refer to Note 1(y) for a discussion of critical judgements in applying the entity’s accounting policies and key sources of estimation uncertainty.

(a)	Principles of Consolidation

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries of NetComm Wireless Limited as at 30 June 2018 and the results of all subsidiaries for the year then ended.

A subsidiary is an entity over which NetComm Wireless Limited has control. The Group controls an entity when it is exposed, or has rights, to variable returns from its involvement with the subsidiary and has the ability to affect those returns through its power over the subsidiary.

A list of subsidiaries is contained in Note 31(d) to the financial statements. All subsidiaries have a 30 June financial year end.

All intercompany balances and transactions between entities in the consolidated entity, including any unrealised profits or losses, have been eliminated on consolidation. Accounting policies of subsidiaries have been changed where necessary to ensure consistencies with those policies applied by the parent entity.

Subsidiaries are fully consolidated from the date which control is transferred to the Group. They are deconsolidated from the date control ceases.

(b)	Business Combinations

Acquisitions of subsidiaries and businesses are accounted for using the acquisition method. The cost of the business combination is measured as the aggregate of the fair values (at the date of exchange) of assets given, liabilities incurred or assumed, and equity instruments issued by the Group in exchange for control of the acquiree. Acquisition related costs are recognised in the profit or loss as incurred. The acquiree’s identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under IFRS 3 ‘Business Combinations’ are recognised at their fair values at the acquisition date, except for non-current assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 ‘Non-current Assets Held for Sale and Discontinued Operations’, which are recognised and measured at fair value less costs to sell.

Goodwill arising on acquisition is recognised as an asset and initially measured at cost, being the excess of the cost of the business combination over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities recognised. If, after reassessment, the Group’s interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities exceeds the cost of the business combination the excess is recognised immediately in profit or loss.

Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of exchange. The discount rate used is the entity’s incremental borrowing rate, being the rate at which a similar borrowing could be obtained from an independent financier under comparable terms and conditions.

(c)	Foreign Currency Transactions and Balances & Policy on Hedge Accounting for Foreign Exchange Exposures

Functional and presentation currency

The functional currency of each of the Group’s entities is measured using the currency of the primary economic environment in which that entity operates. The consolidated financial statements are presented in Australian dollars which is the parent entity’s functional and presentation currency.

Transaction and balances

Foreign currency transactions are translated into functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the year end exchange rate. Non-monetary items measured at

Notes to the financial statements

For the Year Ended 30 June 2018

historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

Exchange differences arising on the translation of monetary items are recognised in profit or loss in the period in which they arise.

Group companies

The financial results and position of foreign operations whose functional currency is different from the Group’s presentation currency are translated as follows:

•	assets and liabilities are translated at year end exchange rates prevailing at that reporting date;

•	income and expenses are translated at average exchange rates for the period; and

•	all resulting exchange differences are recognised in other comprehensive income and as a separate component of equity.

Exchange differences arising on translation of foreign operations are transferred directly to the Group’s foreign currency translation reserve in the statement of financial position. These differences are recognised in profit or loss in the period in which the operation is disposed. Goodwill and fair value adjustments arising on the acquisition of a foreign entity on or after the date of transition to IFRS are treated as assets and liabilities of the foreign entity and translated at exchange rates prevailing at the reporting date.

Derivative financial instruments and hedge accounting

Derivative financial instruments are accounted for as financial assets or liabilities at fair value through profit or loss (FVTPL) except for derivatives designated as hedging instruments in foreign exchange hedge relationships, which requires a specific accounting treatment. To qualify for hedge accounting, the hedging relationship must meet several strict conditions with respect to documentation, probability of occurrence of the hedged transaction and hedge effectiveness.

All derivative financial instruments used for hedge accounting are recognised initially at fair value and reported subsequently at fair value in the statement of financial position.

To the extent that the hedge is effective, changes in the fair value of derivatives designated as hedging instruments are recognised in other comprehensive income and included within the foreign exchange hedge reserve in equity. Any ineffectiveness in the hedge relationship is recognised immediately in profit or loss.

At the time the hedged item affects profit or loss, any gain or loss previously recognised in other comprehensive income is reclassified from equity to profit or loss and presented as a reclassification adjustment within other comprehensive income. However, if a non-financial asset or liability is recognised as a result of the hedged transaction, the gains and losses previously recognised in other comprehensive income are included in the initial measurement of the hedged item.

If a forecast transaction is no longer expected to occur or if the hedging instrument becomes ineffective, any related gain or loss recognised in other comprehensive income is transferred immediately to profit or loss.

(d)	Goods and Services Tax (GST)

Revenues, expenses and assets are recognised net of the amount of GST, except where the amount of GST incurred is not recoverable from the taxation authority or it is recognised as part of the cost of acquisition of an asset or part of an item of expenses.

Receivables and payables in the statement of financial position are shown inclusive of GST and the net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables. Cash flows are presented in the statement of cash flows on a gross basis, except for the GST component of investing and financing activities, which are disclosed as operating cash flows.

(e)	Income Tax

The charge for current income tax expense is based on the profit for the year adjusted for any non-assessable or disallowed items. It is calculated using the tax rates that have been enacted or are substantively enacted by the reporting date.

Deferred tax is accounted for in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. No deferred income tax will be recognised from the initial recognition of an asset or liability, excluding a business combination, where there is no effect on accounting or taxable profit or loss.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realised or liability is settled. Deferred tax is credited in profit or loss except where it relates to items that may be credited directly to equity, in which case the deferred tax is adjusted directly against equity.

Deferred tax assets are recognised to the extent that it is probable that future tax profits will be available against which deductible temporary differences can be utilised.

Notes to the financial statements

For the Year Ended 30 June 2018

The amount of benefits brought to account or which may be realised in the future is based on the assumption that no adverse change will occur in income taxation legislation and the anticipation that the consolidated Group will derive sufficient future assessable income to enable the benefit to be realised and comply with the conditions of deductibility imposed by the law.

NetComm Wireless Limited and its wholly-owned Australian subsidiaries have formed an income tax consolidated Group under the tax consolidation regime. The Group notified the Australian Tax Office that it had formed an income tax consolidated Group to apply from 20 August 2006.

The stand-alone taxpayer within a Group approach has been used to allocate current income tax expense and deferred tax expense to wholly-owned subsidiaries that form part of the tax consolidated Group. Each entity in the group recognises its own current and deferred tax assets and liabilities, as if they continue to be a separate taxable entity in their own right, except for any deferred tax assets resulting from unused tax losses and tax credits, which are immediately assumed by the parent entity. The current tax liability of each Group entity is then subsequently assumed by the parent entity.

NetComm Wireless Limited is entitled to claim R&D tax incentive. The R&D tax incentive is calculated using the estimated R&D expenditure multiplied by a 38.5% non- refundable tax offset. The Group accounts for this tax incentive as tax credits which means that it will reduce income tax payable and current tax expense. Deferred Tax Asset is recognised for any unclaimed tax credits that are carried forward as deferred tax assets.

(f)	Revenue Recognition

The Group early adopted IFRS 15: Revenue from Contracts with Customers from 1 July 2015.

Revenue from the sale of goods, including communications and networking devices, are recognised at the time goods are dispatched to customers.

Revenue from a contract to provide services is recognised when the service is provided to the customer.

Revenue is measured at the fair value of consideration received or receivable. Revenue is reduced for estimated customer returns, rebates and other similar allowances.

The Group provides a warranty to most of its customers that products will comply with agreed-upon specifications and a provision for warranty is recorded based on previous experience. In instances where a customer purchases a warranty separately or when a warranty provides the customer with a service in addition to the assurance that the product complies with agreed-upon specifications, the warranty is accounted for as a performance obligation and a portion of the transaction price is allocated to that performance obligation.

Finance Income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount.

All revenue is stated net of the amount of goods and services tax (GST).

(i)	Customer Contract Acquisition and Fulfilment Costs

Incremental costs incurred in obtaining a contract with a customer and the costs to fulfil a contract are recognised as contract assets when it is probable that the Group would recover those costs, the costs incurred would not have been incurred if the contract had not been obtained and the costs incurred directly relate to a contract or an anticipated contract that the Group can specifically identify.

Costs to obtain a contract that would have been incurred regardless of whether the contract was obtained are recognised as an expense when incurred.

Contract assets are amortised on a straight line basis over the period from which revenues are expected to be generated from the contracts.

Subsequent to initial recognition, contract assets are reported at cost less accumulated amortisation and impairment costs.

(ii)	Contract liabilities

Goods are sold to certain customers with volume discounts. Revenue from these sales is recognised based on the price specified in the contract, net of the estimated volume discounts. Accumulated experience is used to estimate and provide for the discounts and revenue is only recognised to the extent that it is highly probable that a significant reversal will not occur. A contract liability is recognised for expected volume discounts payable to customers in relation to sales made until the end of the reporting period.

Notes to the financial statements

For the Year Ended 30 June 2018

(g)	Share-based Payments

Equity settled compensation benefits are provided to employees via the Long Term Incentive Plan based on the issuance of “Share Appreciation Rights”. Information relating to this plan is set out in Note 25. The fair value of rights granted is recognised as an employee benefit expense with a corresponding increase in equity.

Equity-settled share-based payment transactions with other parties are measured at the fair value of the goods and services received, except where the fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service. For cash-settled share-based payments, a liability equal to the portion of the goods or services received is recognised at the current fair value determined at each reporting date.

(h)	Property, Plant and Equipment

Each class of property, plant and equipment is carried at cost less, where applicable, any accumulated depreciation and impairment losses. Cost includes all directly attributable expenditure incurred including costs to get the asset ready for its use as intended by management. Costs include an estimate of any expenditure expected to be incurred at the end of the asset’s useful life, including restoration, rehabilitation and decommissioning costs.

The carrying amount of property, plant and equipment is reviewed annually by Directors for indications of impairment. If any such indications exist, an impairment test is carried out, and any impairment losses on the assets recognised.

Development assets

Cost incurred in acquiring assets for development is measured at costs less accumulated amortisation and any accumulated impairment losses. Development assets are amortised on a straight line basis over 3-6 years.

Depreciation

The depreciable amount of all fixed assets is depreciated on a straight line basis over their useful lives to the Group commencing from the time the asset is held ready for use. Leasehold improvements are depreciated over the shorter of either the unexpired period of the lease or the estimated useful lives of the improvements. The depreciable amount is the carrying value of the asset less estimated residual amounts. The residual amount is based on what a similar asset of the expected condition of the asset at the end of its useful life could be sold for.

The depreciation rates used for each class of depreciable assets are:

Class of Asset	Useful Life

Plant and equipment	3-6 years

Leasehold improvements	Over the term of the lease

Development assets	3-6 years

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date. Gains and losses on disposals are determined by comparing proceeds with the carrying amount. These gains and losses are recognised in profit or loss.

(i)	Impairment of Assets

At each reporting date, the Group reviews the carrying values of its tangible and intangible assets to determine whether there is any indication that those assets have been impaired. If such an indication exists, the recoverable amount of the asset, being the higher of the asset’s fair value less costs to sell and value in use, is compared to the asset’s carrying value.

Any excess of the asset’s carrying value over its recoverable amount is recognised in profit or loss. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash generating unit to which the asset belongs.

Where an impairment loss subsequently reverses, the carrying amount of the asset or cash generating unit is increased to the revised recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised in prior years. A reversal of an impairment loss is recognised immediately in profit or loss. Impairment of goodwill is not reversed. Refer also to Note 1(o) on goodwill.

(j)	Leases

Leases of fixed assets where substantially all the risks and benefits incidental to the ownership of the asset, but not the legal ownership that are transferred to entities in the Group are classified as finance leases.

Finance leases are capitalised by recording an asset and a liability at the lower of the amounts equal to the fair value of the leased property or the present value of the minimum lease payments, including any guaranteed residual values. Lease payments are allocated between the reduction of the lease liability and the lease interest expense for the period.

Notes to the financial statements

For the Year Ended 30 June 2018

The interest expense is recognised in the profit or loss so as to achieve a constant periodic rate of interest on the remaining balance of the liability outstanding.

Lease payments for operating leases, where substantially all of the risks and benefits remain with the lessor, are recognised in profit or loss on a straight line basis over the lease term.

Contingent rentals are recognised as an expense in the period in which they are incurred.

Lease incentives under operating leases are recognised as a liability and amortised on a straight line basis over the life of the lease.

(k)	Derivative Financial Instruments

The fair value of all derivative financial instruments outstanding at reporting date are recognised in the statement of financial position as either financial assets or financial liabilities.

Changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows are recognised directly in equity, with any ineffective portion being recognised in profit or loss.

Changes in the fair value of derivative financial instruments are recognised in profit or loss as they arise.

Derivatives embedded in other financial instruments, or other non-financial host contracts, are treated as separate derivatives when their risks and characteristics are not closely related to those of the host contract, and the host contract is not carried at fair value with unrealised gains or losses reported in profit or loss.

(l)	Financial Assets

Financial assets are classified into the following specified category: ‘loans and receivables’. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition.

Loans and receivables

Trade receivables, loans and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as ‘loans and receivables’. Loans and receivables are measured at amortised cost using the effective interest method less impairment. Interest income is recognised by applying the effective interest rate.

Appropriate allowances for estimated irrecoverable amounts are recognised in profit or loss when there is objective evidence that the asset is impaired. The allowance recognised is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the effective interest rate computed at initial recognition.

Effective interest method

The effective interest method is a method of calculating the amortised cost of a financial asset and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees on points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial asset, or, where appropriate, a shorter period. Income is recognised on an effective interest basis for debt instruments.

(m)	Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and in banks, deposits held at call with banks and financial institutions, investments in money market instruments with maturities of three months or less from the date of acquisition, and bank overdrafts. Bank overdrafts are shown within short term borrowings in current liabilities on the statement of financial position.

(n)	Inventories

Finished goods and raw materials are valued at the lower of cost and net realisable value. Cost is the direct cost of purchase, plus freight and duty and any other costs directly attributable to acquisition. Net realisable value represents the estimated selling price for inventories less all estimated costs of completion and costs necessary to make the sale. Inventory is recognised on a weighted average cost basis.

(o)	Goodwill

Goodwill acquired in a business combination is initially measured at its cost, being the excess of the cost of the business combination over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities recognised at the date of the acquisition. Goodwill is subsequently measured at its cost less any accumulated impairment losses.

For the purpose of impairment testing, goodwill is allocated to each of the Group’s cash generating units, or Groups of cash-generating units, expected to benefit from the synergies of the business combination. Cash-generating units or groups of cash-generating units to which goodwill has been allocated are tested for impairment annually or more frequently if events or changes in circumstances indicate that goodwill might be impaired. The impairment testing is performed at least annually.

If the recoverable amount of the cash-generating unit (or group of cash-generating units) is less than the carrying amount of the cash-generating unit (or groups of cash- generating units), the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the

Notes to the financial statements

For the Year Ended 30 June 2018

cash-generating unit (or groups of cash-generating units) and then to the other assets of the cash generating units pro-rata on the basis of the carrying amount of each asset in the cash-generating unit (or groups of cash-generating units). An impairment loss recognised for goodwill is recognised immediately in profit or loss and is not reversed in a subsequent period. On disposal of an operation within a cash-generating unit, the attributable amount of goodwill is included in the determination of the profit or loss on disposal of the operation.

(p)	Intangible Assets

Capitalised development costs

Expenditure during the research phase of a project is recognised as an expense when incurred. Development costs (relating to the design and testing of new or improved products) are recognised as intangible assets when it is probable that the project will generate future benefits considering its commercial and technical feasibility and its cost can be measured reliably. The expenditure capitalised consists of all directly attributable costs. Capitalised development costs are amortised from the point at which the product is ready for use and for no longer than 3 years.

Subsequent to initial recognition, intangible assets are reported at cost less accumulated amortisation and impairment costs.

Computer software

Computer software is measured on a cost basis less amortisation and impairment losses. Computer software is amortised on a straight line basis over 3.3 years, commencing from the time the software is ready for use.

(q)	Borrowing Costs

Borrowing costs are recognised in profit or loss in the period in which they are incurred.

(r)	Employee Benefits

Provision is made for the Group’s liability for employee benefits arising from services rendered by employees to reporting date, including wages and salaries, annual leave and long service leave. Employee benefits that are expected to be settled within one year have been measured at the amounts expected to be paid when the liability is settled, plus related on costs. Employee benefits payable later than one year have been measured at present value of the estimated future cash outflows to be made for those benefits.

Employee benefits payable later than one year have been measured at present value of the estimated future cash outflows to be made for those benefits. The expected future payments incorporate anticipated future wage and salary levels, experience of employee departures and periods of service, and are discounted at rates determined by reference to market yields at the end of the reporting period on high quality corporate bonds that have maturity dates that approximate the timing of the estimated future cash outflows. Any remeasurements arising from experience adjustments and changes in assumptions are recognised in profit or loss in the periods in which the changes occur.

The Group presents employee benefit obligations as current liabilities in the statement of financial position if the Group does not have an unconditional right to defer settlement for at least twelve (12) months after the reporting period, irrespective of when the actual settlement is expected to take place.

Contributions are made by the Group to employee superannuation funds which are of the defined contribution type. Contributions to these defined contribution superannuation schemes are recognised as an expense in the period they are payable.

(s)	Financial Instruments

(i)	Debt and equity instruments

Debt and equity instruments are classified as either liabilities or equity in accordance with the substance of the contractual arrangement. An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Group are recorded at the proceeds received, net of direct issue costs.

(ii)	Other financial liabilities

Other financial liabilities, including borrowings, are initially measured at fair value, net of transaction costs and are subsequently measured at amortised cost using the effective interest method, with the interest expense recognised on an effective yield basis. The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period.

The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period.

(iii)	Trade payables

Trade payables are initially measured at fair value, and are subsequently measured at amortised cost.

Notes to the financial statements

For the Year Ended 30 June 2018

(t)	Provisions, Contingent Liabilities and Contingent Assets

Provisions are recognised when the Group has a legal or constructive obligation, as a result of past events, for which it is probable that an outflow of economic benefits will result and that outflow can be reliably measured.

Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the reporting date, including the risks and uncertainties associated with the present obligation.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. Provisions are discounted to their present values, where the time value of money is material.

No liability is recognised if an outflow of economic resources as a result of present obligation is not probable. Such situations are disclosed as contingent liabilities, unless the outflow of resources is remote in which case no liability is recognised.

Where an inflow of economic benefits is probable, an entity shall disclose a brief description of the nature of the contingent assets at the end of the reporting period, and, where practicable, an estimate of their financial effect.

(u)	Earnings per Share

Basic earnings per share is determined by dividing net profit after income tax attributable to members of the company, by the weighted average number of ordinary shares outstanding during the financial year, adjusted for bonus elements in ordinary shares issued during the year.

Diluted earnings per share adjusts the figures in the determination of basic earnings per share by taking into account the after income tax effect of interest and other financing costs associated with dilutive potential ordinary shares and the weighted average number of shares assumed to have been issued for no consideration in relation to dilutive potential ordinary shares.

(v)	Dividends

A liability is recorded for the amount of any dividend declared, determined or publicly recommended by the Directors on or before the end of financial year but not distributed at reporting date.

(w)	Issued Capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares are shown in equity as a deduction, net of transaction costs and tax, from the proceeds.

(x)	Standards and Interpretations Issued not yet Effective

Certain new accounting standards and interpretations have been published that are not mandatory for 30 June 2018 reporting periods. The Group’s assessment of the impact of these new standards and Interpretations are set out below.

(i)	IFRS 9 Financial Instruments

IFRS 9 introduces new requirements for the classification and measurement of financial assets and liabilities.

These requirements improve and simplify the approach for classification and measurement of financial assets compared with the requirements of IAS 39. The main changes are:

a.	Financial assets that are debt instruments will be classified based on:

•	the objective of the entity’s business model for managing the financial assets; and

•	the characteristics of the contractual cash flows.

b.

Allows an irrevocable election on initial recognition to present gains and losses on investments in equity instruments that are not held for trading in other comprehensive income (instead of in profit or loss). Dividends in respect of these investments that are a return on investment can be recognised in profit or loss and there is no impairment or recycling on disposal of the instrument.

c.	Introduces a ‘fair value through other comprehensive income’ measurement category for particular simple debt instruments.

d.

Financial assets can be designated and measured at fair value through profit or loss at initial recognition if doing so eliminates or significantly reduces a measurement or recognition inconsistency that would arise from measuring assets or liabilities, or recognising the gains and losses on them, on different bases.

e.	Where the fair value option is used for financial liabilities the change in fair value is to be accounted for as follows:

•	the change attributable to changes in credit risk are presented in Other Comprehensive Income (‘OCI’),

•	the remaining change is presented in profit or loss.

If this approach creates or enlarges an accounting mismatch in the profit or loss, the effect of the changes in credit risk are also presented in profit or loss. Otherwise, the following requirements have generally been carried forward unchanged from IAS 39 into IFRS 9:

•	classification and measurement of financial liabilities; and derecognition requirements for financial assets and liabilities.

Notes to the financial statements

For the Year Ended 30 June 2018

IFRS 9 requirements regarding hedge accounting represent a substantial overhaul of hedge accounting that enable entities to better reflect their risk management activities in the financial statements. Furthermore, IFRS 9 introduces a new impairment model based on expected credit losses. This model makes use of more forward-looking information and applies to all financial instruments that are subject to impairment accounting.

Following a detailed assessment of the requirements of the standard, the Group expects that there will not be a significant impact on the financial statements on application.

The Group will adopt IFRS 9 from 1 July 2018 and will not restate comparative information as permitted by the Standard.

- Classification and Measurement

The Group does not expect any impact on its balance sheet or equity on applying the classification and measurement requirements of IFRS 9. Financial assets currently held at fair value will continue to be measured at fair value. Trade and other receivables are held to collect contractual cash flows and these contractual cash flows are solely payments of principle and interest. These receivables will be measured at amortised cost.

- Impairment

It is expected that the revised methodology for calculation of impairment will not have a significant impact on the financial statements. The Group will use the simplified approach.

- Hedge Accounting

All open hedge relationships as at the balance date will continue. There are no expected changes to designations or reclassifications between Profit and Loss and Cash Flow Hedge Reserve once the standard is adopted.

(ii)	IFRS 16 Leases

IFRS 16 replaces IAS 17 Leases, and some lease-related interpretations and:

•	requires all leases to be accounted for ‘on-balance sheet’ by lessees, other than short-term and low value asset leases,

•	provides new guidance on the application of the definition of lease and on sale and lease back accounting,

•	largely retains the existing lessor accounting requirements in IAS 17,

•	requires new and different disclosures about leases.

IFRS 16 will be applicable to reporting periods beginning on or after 1 January 2019 (i.e. the Group’s 30 June 2020 year- end). Included in Note 22(b) of the financial accounts is the

Group’s Non-cancellable operating lease commitments which amounts to $10 million over the life of the leases.

Management have undertaken a detailed assessment of the impact of IFRS 16. The likely impact on the first-time adoption of the Standard for the year ending 30 June 2020 includes:

•	An increase in lease assets and financial liabilities recognised on the balance sheet;

•	the reported equity will reduce as the carrying amount of lease assets will reduce more quickly than the carrying amount of lease liabilities;

•

EBITDA in the statement of profit or loss and other comprehensive income will increase materially as the lease payments for former off-balance sheet leases will be presented as part of Depreciation costs associated with Right of Use asset rather than being included in operating expenses and;

•

EBIT in the statement of profit or loss and other comprehensive income will also slightly increase as the implicit interest in lease payments for former off-balance sheet leases will be presented as part of finance costs rather than being included in operating expenses,

•

operating cash outflows will be lower and financing cash flows will be higher in the statement of cash flows as principal repayments on all lease liabilities will now be included in financing activities rather than operating activities.

The Group is well progressed in preparation for the implementation of this standard, which will bring a significant number of operating leases onto the Balance Sheet and result in the recognition of a material right of use asset and lease liability. Management is proceeding with the Modified Retrospective approach, where for the Group’s more recent and material leases, the right of use asset and depreciation calculation will be completed retrospectively.

(y)	Critical Accounting Estimates and Judgements

The Directors evaluate estimates and judgments incorporated into the financial statements based on historical knowledge and best available current information. Estimates assume a reasonable expectation of future events and based on current trends and economic data, obtained both externally and within the Group.

The following are the critical judgements (apart from those involving estimations, which are dealt with below) that management has made in the process of applying the Group’s accounting policies and that have the most significant effect on the amounts recognised in the financial statements.

Notes to the financial statements

For the Year Ended 30 June 2018

Inventories

Note 8 sets out the categories of inventories carried. The net realisable value of inventories is the estimated selling price in the ordinary course of business less estimated costs to sell which approximates fair value. The key assumptions require the use of management judgement and are reviewed annually. These key assumptions are the variables affecting the estimated costs to sell and expected selling price. Any reassessment of cost to sell or selling price in a particular year will affect the cost of goods sold.

Warranties

The Group generally carries warranty obligations on all product sales, under which it promises customers to repair or replace certain types of damage to its products within a certain number of days following the sale date. Group’s warranty obligations vary between different contracts and customers. The Group reasonably estimates the amount of warranty claims likely to arise under its obligations and accrues an expense that reflects the cost of these anticipated claims. The estimates are based on historical return rates and previous experiences and are reviewed on a regular basis.

Impairment of Assets

The Group assesses impairment at each reporting date by evaluating conditions specific to the Group that may lead to impairment of assets. Where an impairment trigger exists, the recoverable amount of the asset is determined. Value in use calculations performed in assessing recoverable amounts incorporate a number of key estimates. Refer Note 12(b).

Deferred Tax Asset

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realised or liability is settled. Deferred tax is credited in profit or loss except where it relates to items that may be credited directly to equity, in which case the deferred tax is adjusted directly against equity.

Deferred tax assets are recognised to the extent that it is probable that future tax profits will be available against which deductible temporary differences can be utilised.

The amount of benefits brought to account or which may be realised in the future is based on the assumption that no adverse change will occur in income taxation legislation and the anticipation that the consolidated Group will derive sufficient future assessable income to enable the benefit to be realised and comply with the conditions of deductibility imposed by the law. Judgements and estimates are made at the time of the preparation of the financial statements prior to lodgment of income tax returns, where final outcomes are different from estimated amounts such differences to deferred tax assets and current liabilities for income taxes are recognised in the period in which the determination is made.

Internally generated intangible assets – research and development expenditure

Distinguishing the research and development phases of a new customised product and determining whether the recognition requirements for the capitalisation of development costs are met requires judgement. After capitalisation, management monitors whether the recognition requirements continue to be met and whether there are any indicators that capitalised costs may be impaired.

Expenditure on research activities is recognised as an expense in the period in which it is incurred. An internally-generated intangible asset arising from development (or from the development phase of an internal project) is recognised if, and only if, all of the following have been demonstrated:

•	the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•	the intention to complete the intangible asset and use or sell it;

•	the ability to use or sell the intangible asset;

•	how the intangible asset will generate probable future economic benefits;

•	the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

•	the ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognised for internally-generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Where no internally-generated intangible asset can be recognised, development expenditure is recognised in profit or loss in the period in which it is incurred. Subsequent to initial recognition, internally-generated intangible assets are reported at cost less accumulated amortisation and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

R&D Tax Incentive

NetComm Wireless Limited is entitled to claim R&D tax incentive in Australia & United States. The R&D tax incentive is calculated using the estimated R&D expenditure multiplied by a 8.5% (Australia) and 7% (United States) non-refundable tax offset. The Group accounts for this tax incentive as tax credits which means that it will reduce income tax payable and current tax expense.

A deferred tax asset is recognised for any unclaimed tax credits that are carried forward as deferred tax assets.

Notes to the financial statements

For the Year Ended 30 June 2018

(z)	Segment Reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker.

The Group has two reporting segments: Telecommunications Infrastructure Equipment & IIoT and the Broadband Business. In identifying its operating segments, management generally follows the Group’s product mix, which represent the main products and services provided by the Group.

Following the commencement of rolling out the Network Termination Device Business, the information reported to the chief operating decision maker for the purposes of resource allocation and assessment of segment performance, is separate financial information on each operating segment, being the Broadband business, the Telecommunications Infrastructure Equipment & IIoT and the Network Termination Device Business. In accordance with IFRS 8, for financial statements presentation purposes, the Telecommunications Infrastructure Equipment & IIoT and the Network Termination Device Business operating segments have been aggregated into a single reportable segment of Telecommunications Infrastructure Equipment & IIoT taking into account the following factors:

•	these operating segments have similar economic characteristics;

•	the nature of the products and their production process is similar;
•	the type of customer for these services is similar;

•	the methods used to distribute the products are similar;

•	the long-term gross profit margins are similar; and

•	the regulatory environment is similar

As a result of the above, the Directors have determined there are two reportable segments, being the Broadband business and the Telecommunications Infrastructure Equipment & IIoT business.

(aa)	Parent Entity Financial Information

The financial information for the parent entity, NetComm Wireless Limited (“NetComm”), disclosed in Note 31 has been prepared on the same basis as the consolidated financial statements, except as set out below.

Investments in subsidiaries, associates and joint venture entities

Investments in subsidiaries, associates and joint venture entities are account for at cost in the financial statements of NetComm. Dividends received from associates are recognised in the parent entity’s profit or loss when its right to receive the dividend is established.

2    Revenue and other income from operations

2018

$000

REVENUE

Sales revenue	181,691

TOTAL REVENUE	181,691

Notes to the financial statements

For the Year Ended 30 June 2018

3	Expenses

Included in expenses are the following specific items:

a)	Distribution and selling expenses

2018

$000

Distribution and selling expenses	1,578

TOTAL DISTRIBUTION AND SELLING EXPENSES	1,578

b) Administrative expenses
2018

$000

Insurance expenses	1,406

Legal and professional fees	1,965

Travel expenses	2,558

Contractor costs	1,967

TOTAL ADMINISTRATIVE EXPENSES	7,896

c) Other expenses
2018

$000

Advertising and marketing	1,238

Property expenses	3,079

Other expense	2,955

TOTAL OTHER EXPENSES	7,272

d) Depreciation, amortisation and impairments
2018

$000

Depreciation of property, plant and equipment (Note 10(b))	4,335

Amortisation of intangible assets (Note 13(b))	5,608

Amortisation of contract assets (Note 11(b))	1,357

TOTAL DEPRECIATION, AMORTISATION AND IMPAIRMENTS	11,300

Notes to the financial statements

For the Year Ended 30 June 2018

e)	Auditor’s remuneration

Grant Thornton is the auditor of the Group. Amounts received or due and receivable by Grant Thornton are detailed below:

2018

$

GRANT THORNTON AUSTRALIA

Auditing or reviewing the financial statements	175,696

Taxation services	83,270

Re-audit Fee under US GAAS	128,000

Leadership, Talent and Cultural roll out services	23,650

Total Grant Thornton Australia	410,616

Total Grant Thornton Network Firms	29,768

Total Auditor’s Remuneration	440,384

f) Rental expenses on operating leases

2018

$000

Minimum lease payments	2,479

g) Finance costs

2018

$000

Bank borrowings	14

Finance leases	1

TOTAL FINANCE COSTS	15

4 Income Tax Expense (a) Income tax recognised in profit or loss

2018

$000

I) TAX EXPENSE COMPRISES:

Current tax expense/(benefit)	2,779

Deferred tax expense relating to the origination and reversal of temporary differences	(756)

(Over)/under provision for tax in prior year	(742)

INCOME TAX EXPENSE	1,281

II) INCOME TAX RECOGNISED IN OTHER COMPREHENSIVE INCOME

Income tax relating to components of other comprehensive income	(74)

TOTAL INCOME TAX EXPENSE	1,207

Notes to the financial statements

For the Year Ended 30 June 2018

(b)	The prima facie income tax expense on pre-tax accounting profit from continuing operations and other comprehensive income reconciles to the income tax expense in the financial statements as follows:

2018

$000

I) AMOUNTS RECOGNISED IN PROFIT OR LOSS

Net profit before tax	9,262

Tax at the Australian tax rate of 30%	2,779

- Non-deductible expenses	7

- Share appreciation rights	305

- Differential in overseas tax rates	43

- Other items	-

- (Over)/Under provision for tax in prior years	(674)

- Research & Development tax concession	(1,179)

INCOME TAX EXPENSE/(BENEFIT)	1,281

II) Amounts recognized in equity

Net change in the fair value of cash flow hedges	(247)

Tax at the Australian tax rate of 30%	74

TOTAL TAX AMOUNTS RECOGNISED IN EQUITY	74

(c)	Deferred tax assets/(liabilities) arise from the following:

	Opening balance	Charged to income	Charged to other comprehensive income	Closing balance

2018	$000	$000	$000	$000

Unused tax losses/credit	13,319	1,082	-	14,401

Temporary differences

Accrued expenses	199	63	-	262

Provisions	679	558	-	1,237

Inventory & Warranty	525	165	-	690

Intangibles and Other	(6,769)	(2,624)	-	(9,393)

Cash flow hedges	-	-	74	74

Total deferred tax assets	7,953	(756)	74	7,271

Notes to the financial statements

For the Year Ended 30 June 2018

5	Dividends

No dividends were paid during the year-ended 30 June 2018 (2017: Nil).

2018
$000

Balance of franking account	592

Balance of franking account at period end adjusted for franking credits arising from dividends recognised as receivables, and franking debits arising from payment of proposed dividends, and franking credits that may be prevented from distribution in subsequent financial years.

6	Cash and Cash Equivalents

a)	Cash on hand

2018

$000

Cash on hand	-

Cash at bank	27,349

27,349

b)	Effective interest rate

These funds are bearing floating interest rates of between 0.05% and 3.05% (2017: 0.05% to 3.05%).

Cash at the end of the financial year as shown in the statement of cash flows is reconciled to items in the statement of financial position as follows:

2018

$000

Cash and bank balances	24,201

Short-term bank deposits	3,148

27,349

Notes to the financial statements

For the Year Ended 30 June 2018

7	Trade and Other Receivables

2018

$000

Trade receivables (i)	32,788

Allowance for doubtful debts	(31)

32,757

(i)

The average credit period on sales of goods and rendering of services is 45 days, a few customers have End of Month 45 day terms and some primarily North America based customers 60 days. No interest is charged on overdue receivables. An allowance has been made for estimated unrecoverable trade receivable amounts arising from the past sale of goods and rendering of services, determined by reference to past default experience. The Group will also consider any change in the quality of the trade receivable from the date credit was initially granted up to the reporting date. Before accepting any new customers, the Group obtains third party references to assess the potential customer’s credit quality and define the credit limits by customer.

2018

$000

AGING OF PAST DUE BUT NOT IMPAIRED

30-60 Days	184

60-90 Days	19

90+ Days	-

203

The Group’s trade receivables that are past due but not impaired were $202,982 (2017: $24,007) as at the reporting date. The Group has not recognised an impairment provision as there has not been a significant change in the credit quality and the amounts are still considered recoverable. The Group does not hold any collateral over these balances. The average age of these past due receivables is 47 days (2017: 78 days).

2018

$000

MOVEMENT IN THE ALLOWANCE FOR DOUBTFUL DEBTS

Balance at the beginning of the year	7

Increase (Decrease) in allowance for impairment	24

Balance at the end of the year	31

2018

$000

AGING OF IMPAIRED RECEIVABLES

0-30 Days	-

30-60 Days	-

60+ Days	31

31

Notes to the financial statements

For the Year Ended 30 June 2018

8	Inventories

2018

$000

CURRENT

Raw materials and stores	3,143

Communication modules	1,720

Finished goods	9,894

Goods in transit	6,389

Provision for Stock Obsolescence	(2,273)

Total Inventories	18,873

9	Other Assets

2018

$000

CURRENT

Prepayments	2,375

Deposits and bonds	20

2,395

10	Property, Plant and Equipment

(a)    Summary of property, plant and equipment

2018

$000

PLANT AND EQUIPMENT

At cost	10,334

Less accumulated depreciation	(7,076)

Total plant and equipment	3,258

LEASED PLANT AND EQUIPMENT

At cost	917

Less accumulated amortisation	(907)

Total leased plant and equipment	10

LEASEHOLD IMPROVEMENTS

At cost	3,956

Less accumulated amortisation	(1,233)

Total leasehold improvements	2,723

DEVELOPMENT ASSETS

At cost	10,260

Less accumulated amortisation	(5,068)

Total development assets	5,192

Total property, plant and equipment	11,183

Notes to the financial statements

For the Year Ended 30 June 2018

(b)	Movements in carrying amounts

	Plant and equipment	Leased plant and equipment	Leasehold improvements	Development assets	Total

	$000	$000	$000	$000	$000

2018

Balance at the beginning of the year	4,093	117	2,161	5,488	11,859

Additions	686	-	1,092	2,003	3,781

Disposal	-	(112)	-	-	(112)

Net foreign currency translation differences	(4)	-	-	(6)	(10)

Depreciation expense	(1,517)	5	(530)	(2,293)	(4,335)

Carrying amount at the end of the year	3,258	10	2,723	5,192	11,183

11	Revenue from Contracts with Customers

(a)	Disaggregation of revenues

The Group derives revenues from the transfer of goods and services at a point in time mainly from the following segments and geographical regions:

Segment revenues:

	Broadband Business		Telecommunications Infrastructure Equipment & IIoT		Total Revenues
	Australia & NZ	Overseas	Australia	Overseas

	$000	$000	$000	$000	$000

2018 TIMING OF REVENUE RECOGNITION

At a point in time revenues	25,164	-	135,086	21,441	181,691

Over Time	-	-	-	-	-

Notes to the financial statements

For the Year Ended 30 June 2018

(b)	Contract assets and liabilities

In accordance with IFRS 15 paragraphs 91 and 95, the Group recognises as an asset the eligible costs of obtaining and fulfilling contracts with customers.

The following is an analysis of the costs that the Group has recognised as an asset at 30 June 2018. The costs mainly consist of employee costs. These costs would not have been incurred if the contract(s) had not been obtained and have been incurred in order to satisfy the performance obligations of the contracts. Prior to the adoption of IFRS 15 such costs were recognised as expenses in the Statement of Profit or Loss and Other Comprehensive Income. There were no material costs of obtaining and fulfilling contracts with customers that were eligible for recognition as contract assets during the period.

2018

$000

I) CONTRACT ASSETS

Opening Balance	3,957

Costs incurred to obtain a contract (i)	-

Costs incurred to fulfil contracts (ii)	-

Amortisation costs during the period	(1,357)

2,600

The Group has a carrying value of $2.6 million in contract assets for the year ended 30 June 2018, the assets value has decreased by approximately $1.4 million compared to the year ended 30 June 2017 and the decrease is mainly due to the amortisation costs group has recognised during the year. The Group did not incur any further material costs to fulfil or obtain contracts.

(i) Costs incurred to obtain a contract

2018

$000

Asset recognised in relation to incremental costs incurred to obtain a contract at 30 June 2018	-

Amortisation and impairment loss recognised as cost of providing services during the period	-

TOTAL COSTS INCURRED TO OBTAIN A CONTRACT	-

(ii) Costs incurred to fulfil contracts

2018

$000

Asset recognised from costs incurred to fulfil a contract at 30 June 2018	-

Amortisation and impairment loss recognised as cost of providing services during the period	(1,357)

TOTAL COSTS INCURRED TO FULFIL A CONTRACT	(1,357)

The contract assets are amortised on a straight-line basis over the term of the specific contract the costs relate to, consistent with the pattern of recognition of the associated revenue.

On target volume discounts and rebates were offered to certain customers in the Company’s broadband business. For the year ended 30 June 2018 there were no contract liabilities as the Group had discontinued dealing the practice of offering rebates and had settled rebates accrued in the previous periods.

Notes to the financial statements

For the Year Ended 30 June 2018

Accounting Policies and significant judgements

The Group early adopted IFRS 15 from July 1 2015 and has started to recognise assets in relation to costs it incurs in obtaining and fulfilling material contracts. These costs would have been expensed as incurred prior to the adoption of the standard.

The Group manufactures and sells a range of broadband, fixed wireless, distribution point and IIoT products and recognises the revenue at a point in time when the goods are shipped to the customers. The average credit period on sales of goods and rendering of services is 45 days or longer. No interest is charged on overdue receivables. Once the Group commences to generate material revenues from the contract, it is at this point the contract assets will become unconditional and the Group will start to amortise the assets on a straight line basis, consistent with the pattern of recognising the associated revenues.

For the period ending 30 June 2018, the Group has assessed the value of the recognised assets for impairment and is of the view that the associated contract is of significant value and that the value of the assets will be completely recovered based on forecast revenues and net cash flows from the contract. There are no impairments required.

Notes to the financial statements

For the Year Ended 30 June 2018

12	Goodwill

2018

$000

GROSS CARRYING AMOUNT

Balance at beginning of financial year	896

Balance at end of financial year	896

NET BOOK VALUE

At the beginning of the financial year	896

At the end of the financial year	896

(a)	Impairment testing

All Goodwill has arisen from acquisitions made during prior financial years.

The Group assessed the recoverable amount of goodwill by applying a value in use (“VIU”) model for each identified cash-generating unit. The recoverable amounts of the cash-generating units were determined based on past experience and expectations for the future, utilising both internal and external sources of data and relevant industry trends.

For the purpose of annual impairment testing, goodwill has been allocated for impairment testing purposes to the following cash-generating units (CGU’s) representing the goodwill that arose in the acquisition of each business:

2018

$000

Telecommunications Infrastructure Equipment & IIoT	766

Broadband business	130

Network Termination Devices (NTD)	-
896

Notes to the financial statements

For the Year Ended 30 June 2018

(b)	Key assumptions used

The following describes the key assumptions on which the Group has based its cash flow projections when determining value in use (“VIU”) relating to the cash-generating units.

i)	Telecommunications Infrastructure Equipment & IIoT Cash flows:

The VIU calculations use after tax cash flow projections based on actual operating results and financial forecasts for the next four years which have been approved by management. These forecasts are based on management’s best estimates to determine income, expenditure and cash flow for the Telecommunications Infrastructure Equipment & IIoT business. The present value of the expected cash flows of each CGU is determined by applying a discount rate.

Growth rates:

The primary assumptions underlying the cash flow projections for impairment testing include revenue growth in excess of 25% based on company’s financial budgets and outlook for FY19 and significant forecast growth in FY20 and flat growth in FY21 (FY18 actual growth greater than 50%). The increase against the prior FY17 year is due to delivery of revenues from contracts previously won.

Discount rates:

Discount rates used are the post-tax weighted average cost of capital (“WACC”) with appropriate adjustments for the risk profile relating to each CGU. Having assessed the risk specific to each CGU, management has applied a WACC of 10.0% to each CGU on the basis that the risk will fall within a similar range across all CGUs.

ii)	Broadband Business

Cash flows:

The VIU calculations use after tax cash flow projections based on actual operating results and financial forecasts for the next four years which have been approved by management. These forecasts are based on management’s best estimates to determine income, expenditure and cash flow for the broadband business.

Growth rates:

The primary assumptions underlying the cash flow projections for impairment testing include steady run rate revenues for FY19 in line with FY18 performance and similar revenues projections are applied during FY20-FY21. FY18 had a increase in revenues of 18% compared to last year benefiting from the new leadership structure in place. The broadband business continues to steadily grow in the New Zealand market.

Discount rates:

Discount rates used are the post-tax weighted average cost of capital (“WACC”) with appropriate adjustments for the risk profile relating to each CGU. Having assessed the risk specific to each CGU, management has applied a WACC of 10.0% to each CGU on the basis that the risk will fall within a similar range across all CGUs.

iii)	Network Termination Devices (NTD)

There Group has no Goodwill allocated to its NTD business.

(c)	Impairment of goodwill

Management believes that any reasonably possible change in the above key assumptions on which recoverable amounts are based would not cause the aggregate amount to exceed the recoverable amount of the CGUs.

There was no impairment of goodwill during the year.

Notes to the financial statements

For the Year Ended 30 June 2018

13	Other Intangible Assets

(a) Summary	of intangible assets

2018

$000

PRODUCT DEVELOPMENT COSTS

Cost	38,359

Accumulated amortisation	(8,923)

Net carrying value	29,436

COMPUTER SOFTWARE

Cost	1,894

Accumulated amortisation	(1,540)

Net carrying amount	354

TOTAL	29,790

(b) Movements	in carrying amounts

	Product development	Computer software	Other intangibles	Total
	costs

	$000	$000	$000	$000
2018

Balance at the beginning of the year	19,923	628	-	20,551

Additions	14,797	49	-	14,846

Amortisation	(5,284)	(324)	-	(5,608)

Net foreign currency translation differences	-	1	-	1

Carrying amount at year end	29,436	354	-	29,790

Notes to the financial statements

For the Year Ended 30 June 2018

14	Trade and Other Payables

2018

$000

CURRENT UNSECURED LIABILITIES

Trade payables (i)	31,770

Sundry payables and accrued expenses	11,173

Total current trade and other payables	42,943

(i)

The average credit period on purchases of certain goods from various Asian countries is 60 days, although some request payment in advance of shipment. No interest is charged on overdue payables. The Group has financial risk management policies in place to ensure that all payables are generally paid within the credit timeframe.

15	Borrowings

2018

$000

CURRENT - SECURED

Finance lease	-

Bank loan	-

Total current borrowings	-

Total borrowings	-

Notes to the financial statements

For the Year Ended 30 June 2018

16	Employee Benefits

2018

$000

CURRENT

Employee entitlements	2,502

NON - CURRENT

Employee entitlements	534

Total Employee entitlements	3,036

17	Other Liabilities

2018

$000

WARRANTY PROVISION

Opening Balance	388

Movements during the year	1,878

Balance at the end of the year	2,266

OTHER

Opening Balance	-

Movement during the year	327

Balance at the end of the year	327

Total Other Liabilities	2,593

18	Issued Capital

2018

$000

146,329,906 (2017: 146,329,906) Ordinary shares - paid up no par value	65,059

(a) Movements in issued and paid up ordinary share capital of the company

	2018	2018
	No.	$000
At the beginning and end of the reporting period	146,329,906	65,059

Changes to the then Corporations Law abolished the authorised capital and par value concept in relation to share capital from 1 July 1998. Therefore, the Company does not have a limited amount of authorised capital and issued shares do not have a par value. Ordinary shares confer on their holders the right to participate in dividends and/or capital returns declared by the board and an entitlement to vote at any general meeting of the Company.

Notes to the financial statements

For the Year Ended 30 June 2018

19  Reserves

(a)   Movements in options & share rights reserve

2018
$000

Balance at the beginning of the year	1,389

Transfer to share rights reserve	1,020

Balance at the end of the year	2,409

(b)   Movements in foreign currency translation reserve

2018
$000

Balance at the beginning of the year	319

Exchange difference on translation of foreign operations	(220)

Balance at the end of the year	99

(c)   Movements in foreign exchange hedging reserve

2018
$000

Balance at the beginning of the year	-

Net change in the fair value of cash flow hedges	(247)

Reclassified to profit and loss account	-

Tax expense	74

Balance at the end of the year	(173)

The hedge reserve comprises the effective portion of the cumulative net change in the fair value of cash flow hedging instruments, net of tax, related to hedged transactions that have not yet occurred.

The cumulative deferred gain or loss on the hedge is recognised in other comprehensive income and included within the cash flow hedge reserve in equity.

If a forecast transaction is no longer expected to occur or if the hedging instrument becomes ineffective, any related gain or loss recognised in other comprehensive income is transferred immediately to profit and loss.

Notes to the financial statements

For the Year Ended 30 June 2018

20  Fair Value Measurement

The Group’s financial assets and financial liabilities measured and recognised at fair value at 30 June 2018 on a recurring basis are as follows:

•	Forward contracts as at 30 June 2018: $8.4 million with fair value of $0.25 million (2017: Nil).

IFRS 13 requires disclosure of fair value measurements by level of the fair value hierarchy. NetComm Wireless Limited’s cash flow hedges are classed as level 2 as the inputs for fair value measurement are based on observable market data (observable inputs).

Measurement of fair value of forward contracts:

The Group’s foreign currency forward contracts are not traded in active markets. The fair values of most of these contracts are estimated using a valuation technique that maximises the use of observable market inputs, e.g. market exchange and interest rates and are included in Level 2 of the fair value hierarchy.

The Group did not measure any financial assets or financial liabilities at fair value on a non-recurring basis as at 30 June 2018 (2017: Nil).

21  Contingent Liabilities

The Group has following quantifiable contingencies at the reporting date:

•	The Group has provided certain guarantees totalling $3,790,328 for performance bonds as at 30 June 2018 (2017: $1,260,972).

There were no other quantifiable contingent liabilities in existence at 30 June 2018 requiring disclosure in the financial statements.

Non quantifiable contingencies

At any time during the normal course of business the Group’s entities can be subject to claims or threatened claims none of which were material to be reported in the financial statements.

Notes to the financial statements

For the Year Ended 30 June 2018

22  Commitments

(a)   Capital expenditure commitments

As at 30 June 2018, the Group is committed to purchase plant and equipment of $685,556 (2017: $777,031)

(b)   Expenditure commitments

i)	Non-cancellable operating lease commitments

2018
$000

Not longer than 1 year	2,506

Longer than 1 year and not longer than 5 years	7,743

10,249

The Group leases its offices in Australia and other countries under operating leases. Leases generally provide the right of renewal at which time all terms are renegotiated. Lease payments comprise a base amount and in some cases an incremental contingent rental. Contingent rents are normally based on movements in the CPI or market reviews.

23  Cash Flow Information

Reconciliation of cash flow from operations with profit after income tax

2018
$000

PROFIT FOR THE YEAR	7,981

NON-CASH FLOWS IN PROFIT:

Depreciation and amortisation	11,300

Interest received	(49)

Change in the fair value of cash flow hedges	(173)

Foreign exchange translation differences	(220)

Share rights reserve	1,020

11,878

CHANGES IN OPERATING ASSETS AND LIABILITIES:

(Increase) in trade and other receivables	(10,047)

(Increase) in inventories	(1,636)

Decrease/(Increase) in other assets	2,680

Decrease/(Increase) in deferred tax assets	682

Increase in trade and other payables	9,350

Increase in other liabilities	2,383

Increase in provisions	388

3,800

NET CASH PROVIDED BY OPERATING ACTIVITIES	23,659

Notes to the financial statements

For the Year Ended 30 June 2018

24  Related Party Transactions

There were no related party transactions other than transactions with Key Management Personnel.

2018
$

Short term benefits	4,136,907

Post-employment benefits	206,147

Other long term benefits	23,003

Share-based payments	937,480

Termination benefits	97,500

TOTAL	5,401,037

In the prior year, NetComm Wireless Limited executed an agreement with nbn for the supply of Distribution Point Units (DPUs) in the nbn FTTC network. Mr Justin Milne is the Chairman of NetComm Wireless Limited and a Director of the nbn. Mr Milne recused himself from the Board meeting for the period of time whereby the Directors approved the section of this contract. The following aggregate receipts for goods and services occurred with the above party.

2018
$000

Receipts for goods and services from entities with common key management personnel	115,070

Notes to the financial statements

For the Year Ended 30 June 2018

25  Share-Based Payments

(a)    Share Appreciation Rights

At the Company’s Annual General Meeting on 18 November 2015, the shareholders approved the implementation of a Long Term Incentive Plan based on the issuance of Share Appreciation Rights (“SAR’s”).

A Share Appreciation Right has the potential to provide an economic benefit similar to a share option. Upon exercise the Participant realises a gain equal to the amount by which the underlying share price has appreciated since the right was granted.

Importantly, the underlying share price must appreciate for a Participant to realise any gain. If, the Company’s share price does not appreciate over the relevant period, a Participant’s entitlement on vesting and exercise of their Share Appreciation Rights will be nil.

Vesting & Exercise Conditions:

The SAR’s automatically vest on the date which is 3 years from their date of issue. The only vesting condition is that the recipients have to remain an employee of the Company for the vesting period of 3 years.

Share Appreciation Rights may be exercised within 12 months from their Vesting Date, if on their exercise date:

•	the Share Appreciation Right has vested in accordance with the Rules;

•	the Exercise Reference Price exceeds the Base Price; and

•	the Share Appreciation Right has not lapsed under the Rules, where:

Base Price means, in respect of a share, the Market Value of the Share on the date of an Offer;

Exercise Reference Price means the Market Value of the Shares on the exercise date.

Lapsing and forfeiture of Share Appreciation Rights

Subject to the absolute discretion of the Board and to the terms of the Offer made to a Participant, and unless the Rules on death, permanent disability or bona fide redundancy apply (summarised below), the Participant’s rights in relation to any Share Appreciation Rights issued to that Participant will lapse immediately and all rights in respect of those Share Appreciation Rights will thereupon be lost if:

a.	Participant ceases to be an Eligible Employee (including, without limitation, resignation or redundancy);

b.	one or more Conditions in an Offer of Share Appreciation Rights is not satisfied or waived by the Board in its absolute discretion or otherwise cannot be satisfied by the relevant Vesting Date;

c.	the Share Appreciation Rights are forfeited pursuant to the Plan Rules; or

d.	The Share Appreciation Rights are not exercised by 11:59pm (AEST) on the last date of the Exercise Period.

Notwithstanding any other provision of the Rules, unless otherwise determined by the Board, a Participant (and any person claiming through him or her) will forfeit any Share Appreciation Rights they hold if:

a.	the Participant is dismissed by a company in the Group for cause, including unlawful or serious misconduct, as determined by the Board in its absolute discretion;

b.

in the Board’s reasonable opinion the Participant acts fraudulently or dishonestly, is in serious breach of duty (under a contract or otherwise) to the Company or Group, or commits any act of harassment or discrimination;

c.	in the Board’s reasonable opinion, the Participant has brought the Company into serious disrepute; or

d.	The Participant is in material breach of the Rules.

Notes to the financial statements

For the Year Ended 30 June 2018

Issuance of SAR’s

On December 8, 2015 the Company issued a total of 2,200,000 Share Appreciation Rights (SAR’s) to Key Management Personnel and other employees at a “Base” price of $2.98.

Details of Share Appreciation Rights (SAR) held directly, indirectly or beneficially by key management personnel and their related parties are as follows:

	Position	Balance on 1	Fair Value	SAR’s	Fair Value	SAR’s	Remaining	Balance at 30%
		July 2017	of SAR’s on	granted	of SAR’s	Lapsed	Fair Value	June	Vested at 30
			date of	during the	Granted		of SAR’s as	2018	June
			grant	year	during the		at grant		2018
					year on		date
					Date of
					Grant

K J P Sheridan	CEO	500,000	$814,449	400,000	$349,492	-	$1,163,941	900,000	0%

S Collins	CTO	500,000	$814,449	200,000	$174,746	-	$989,195	700,000	0%

G Davie	CPO	-	-	200,000	$119,091	-	$119,091	200,000	0%

C Last	CFO	-	-	200,000	$174,746	-	$174,746	200,000	0%

T Brouwer	COO	-	-	200,000	$174,746	-	$174,746	200,000	0%

S Berriz[1]	SVP Engineering	-	-	200,000	$174,746	(200,000)	-	-	-

M Cornelius	R&D Director	100,000	$162,890	100,000	$87,373	-	$250,263	200,000	0%

Total		1,100,000	$1,791,788	1,500,000	$1,254,940	(200,000)	$2,871,982	2,400,000

1 Sergio Berriz resigned on 19th June 2018 and the SAR’s issued to him lapsed

The Fair Value of the SAR’s on Date of Grant is a non-cash accounting expense that will be recognised on a straight-line basis over the vesting period of three years. An expense of $1,019,994 (2017: $321,951) was recorded during the year.

26 Retirement Benefit Obligations

Superannuation commitments:

The Group provides employees with access to external superannuation plans that provide benefits on retirement, resignation, disability or death. This is a defined contribution plan.

Notes to the financial statements

For the Year Ended 30 June 2018

27 Earnings per Share

2018

$000

EARNINGS RECONCILIATION

Net profit for the year	7,981

Basic and diluted earnings	7,981

2018

Weighted average number of ordinary shares used as the denominator	No.

Number for basic earnings per share	146,329,906

Number for diluted earnings per share	146,329,906

2018

Earnings per share	Cents

Basic earnings per share	5.45

Diluted earnings per share	5.45

Notes to the financial statements

For the Year Ended 30 June 2018

28 Financial Instruments

(a)    Capital risk management

The Group manages its capital to ensure that entities in the Group will be able to continue as a going concern while maximising the return to stakeholders through the optimisation of the debt and equity balance. The Group’s capital structure is well balanced on the back of the $50 million equity it raised in 2015.

The Group has continued to be debt free and has more than $27 million in Cash balances at the end of financial year. The Group has maintained its banking facilities in place to fund any opportunity that might require significant and immediate appropriate debt finance. The current capital structure of the Group consists of cash and cash equivalents and equity attributable to equity holders of the parent, comprising issued capital, reserves and accumulated losses. Operating cash flows are used to maintain and expand the Group’s assets as well as to pay for operating expenses, including tax liabilities.

(b)    Financial Risk Management Objectives

The Group’s activities expose it to a variety of financial risks: market risk (including foreign currency and interest rate risk), credit risk, liquidity risk including counter-party risk. The Group’s overall risk management program focuses on the unpredictability of financial and exchange rate markets and seeks to minimise potential adverse effects on the Group’s performance.

Risk management is carried out by the Board of Directors through the Audit and Risk Management Committee and during the last financial year Group incorporated an “Investment Policy” defining the framework for investing the surplus funds. The policy developed for the Group to:

a.	Enhance the return on surplus cash within acceptable levels of risk/return exposure.

b.	Mitigate the credit and liquidity risks that Group is exposed to through investment activities.

The policy defines:

A)     Counterparty Credit Framework

The Group has to comply with the credit guidelines based on the S&P ratings for each counterparty. Exposure to an individual counterparty will be restricted, in terms of the credit limit tables detailed below, by their S&P rating so that single entity exposure is limited. The individual counterparty credit limit structure is as follows:

Short Term Rating	Maximum Exposure

A-1+	AUD $10 million

A-1	AUD $5 million

B)     Portfolio Management & Approved Instruments

The Group portfolio will have the following structural constraints and securities purchased on behalf of Group will be based on the investment framework and comprise of the following asset classes only:

Investment Terms	Approved Instruments

Maximum 90 Days	• 11am Cash

• Term Deposits

• Bank Bills

• Negotiable Certificates of Deposit

Notes to the financial statements

For the Year Ended 30 June 2018

(c)     Foreign Currency Risk Management

The Group is mainly exposed to US dollars (USD) and EUROS (EUR).

The Group undertakes certain transactions denominated in foreign currencies that are different from the functional currency of the respective entities undertaking the transactions, hence exposures to exchange rate fluctuations arise.

Exchange rate exposures are managed within approved policy parameters utilising hedges. The group manage its Foreign Exchange Risk on future purchases & receipts using FX Forwards and swaps. The strategy is to use USD FX Forwards as a hedge against future surplus USD cashflows that the group denominates in to AUD to fund its operational expenses. This is to reduce the variability in the AUD cash flows arising from USD denominated purchases & receipts consisting of firm commitments and highly probable forecast transactions. Any gains or losses on revaluing of the forwards are recognised in Other Comprehensive Income and shown in the balance sheet in Equity as a “Foreign Exchange Hedging Reserve” to the extent the hedge is “effective”. Any ineffective portion is recognised in the profit or loss. The amount in this reserve is reversed to the Profit and Loss Account when the forwards are settled.

At balance date there were $8.4 million with fair value of $0.25 million worth of foreign exchange contracts outstanding.

In order to avoid exposure to significant foreign exchange gains or losses on revaluation of US$ borrowings, the Group continues to denominate its borrowings in A$. All other foreign currency denominated financial assets and liabilities which expose the Group to currency risk are disclosed below. The amounts shown are those reported to key management translated into AUD at the closing rate 0.7391.

The carrying amount of the Group’s foreign currency denominated monetary assets and monetary liabilities at the reporting date, that are denominated in a currency that is different to the functional currency of the respective entities holding the monetary assets and liabilities, are as follows:

	Closing rate	Liabilities	Assets
	2018	2018	2018

	$	$	$

US Dollars	0.7391	19,947,403	30,760,434

EUROS	0.6344	108,436	674,389

Foreign currency sensitivity analysis

The following table details the Group’s sensitivity to a 10% increase and decrease in the Australian dollar against the relevant foreign currencies (arising from monetary assets and liabilities held at balance date in a currency different to the functional currency of the respective entities holding the assets or liabilities), which represents management’s assessment of the possible change in foreign exchange rates.

The sensitivity analysis includes only outstanding foreign currency denominated monetary items (including liabilities for goods in transit) and adjusts their translation at a period end for a 10% change in foreign currency rates.

Profit or Loss
2018
$

US Dollars	1,625,555

EUROS	(326,235)

Notes to the financial statements

For the Year Ended 30 June 2018

The foreign exchange impact in the table is attributable to the exposure outstanding on USD receivables and borrowings and EUR receivables at year end in the Group.

In management’s opinion, the above sensitivity analysis is representative of the inherent foreign exchange risk during the course of the year.

The Group includes a New Zealand subsidiary whose functional currency is different to the Group’s presentation currency. As stated in the Group’s Accounting Policies per Note 1(c), on consolidation the assets and liabilities of this entity are translated into Australian dollars at exchange rates prevailing on the reporting date. The income and expenses of this entity are translated at the average exchange rates for the period. Exchange differences arising are classified as equity and are transferred to a foreign exchange translation reserve. The Group’s future reported other comprehensive income could therefore be impacted by changes in rates of exchange between the Australian Dollar and the New Zealand Dollar.

The following table details the Group’s sensitivity to a 10% increase and decrease in the Australian dollar against the relevant foreign currencies arising from translation of foreign operations. A positive number indicates an increase in other comprehensive income where the Australian dollar weakens against the respective currency. For a strengthening of the Australian dollar against the respective currency there would be an equal and opposite impact on the other comprehensive income and other equity, and the balances below would be negative.

Other comprehensive income

2018

$

New Zealand Dollars	26,155

(d)	Interest Rate Risk Management

The Group is exposed to interest rate risk as the parent entity borrows funds at floating interest rates. The Group does not hedge this risk through derivatives such as interest rate swaps.

The Group’s exposure to interest rates on financial assets and financial liabilities are detailed in the liquidity risk management section of this note.

(e)	Interest rate sensitivity analysis

The sensitivity analysis below has been determined based on a 50 basis point change in interest rates taking place at the beginning of the financial year and held constant throughout the reporting period, which represents management’s assessment of the possible change in interest rates. At reporting date, if interest rates had been 50 basis points higher or lower and all other variables were held constant, the Group’s net profit would increase/(decrease) by $104,599. This is mainly attributable to the Group’s exposure to interest rates on its variable rate borrowings.

(f)	Credit Risk Management

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group. The Group has adopted a policy of only dealing with creditworthy counterparties. The Group uses publicly available financial information and its own trading record to rate its major customers. The Group’s exposure and the credit ratings of its counterparties are continuously monitored and controlled by counterparty limits that are reviewed and approved by the CFO. Trade receivables consist of a large number of customers, spread across diverse industries and geographical areas and includes government backed entities. Ongoing credit evaluation is performed on the financial condition of accounts receivable.

The Group is exposed to the credit risk. The Group has two major customers (Note 30) who generated around 72% revenues to the Group. However, there is minimal credit risk arising from this customer based on customer’s global presence and position, historical information and previous trading experience.

Other than the item noted above, the Group does not have any significant credit risk exposure to any single counterparty or any group of counterparties having similar characteristics. The credit risk on liquid funds is limited because the counterparties are banks with high credit-ratings assigned by international credit- rating agencies. The carrying amount of financial assets recorded in the financial statements, net of any allowances for losses, represents the Group’s maximum exposure to credit risk. Refer further detail in note 7.

Notes to the financial statements

For the Year Ended 30 June 2018

(g)	Liquidity Risk Management

Ultimate responsibility for liquidity risk management rests with the Board of Directors, who have built an appropriate liquidity risk management framework for the management of the Group’s short, medium and long term funding and liquidity management requirements. The Group manages liquidity risk by maintaining adequate reserves, banking facilities and reserve borrowing facilities by continuously monitoring forecast and actual cash flows and matching the maturity profiles of financial assets and liabilities. The Group also uses a trade payables finance facility to manage its liquidity risk.

The table below details the Company’s and the Group’s drawn and undrawn facilities.

Consolidated

June 2018

$000

Secured Bank Loan	20,000

Used at reporting date (Note 15)	-

Unused at reporting date	20,000

Debtor Finance (AUD)	-

Surplus debtor receipts (Note 15)	-

Unused at reporting date	-

Debtor Finance (USD)	-

Used at reporting date (Note 15)	-

Unused at reporting date	-

Notes to the financial statements

For the Year Ended 30 June 2018

Liquidity and interest risk tables

The following tables detail the Group’s remaining contractual maturity for its non-derivative financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay. The table includes both interest and principal cash flows.

	Consolidated

	Weighted avg effective interest rate	Less than 1 month	1-3 months	3 months -1 year	1-5 years	5+ years

	%	$000	$000	$000	$000	$000

2018

Non-interest bearing	0.00%	15,698	13,394	1,561	-	-

Total		15,698	13,394	1,561	-	-

The following tables detail the Group’s expected maturity for its non-derivative financial assets. The tables have been drawn up based on the undiscounted contractual maturities of the financial assets including interest that will be earned on those assets except where the Company/Group anticipates that the cash flow will occur in a different period based on the earliest date on which the Group can be required to pay. The table includes both interest and principal cash flows.

	Weighted avg effective interest rate	Less than 1 month	1-3 months	3 months -1 year	1-5 years	5+ years

	%	$000	$000	$000	$000	$000

2018

Non-interest bearing	0.00%	32,127	661	-	-	-

Variable interest rate instruments	2.17%	24,201	3,148	-	-	-

		56,328	3,809	-	-	-

Notes to the financial statements

For the Year Ended 30 June 2018

(h)	Capital management policies and procedures

The Group’s capital management objectives are:

•	to ensure the Group’s ability to continue as a going concern; and

•	to provide an adequate return to shareholders.

The Group monitors capital on the basis of the carrying amount of equity plus its borrowings, less cash and cash equivalents as presented on the face of the statement of financial position.

The Group sets the amount of capital in proportion to its overall financing structure, i.e. equity and financial liabilities. The Group manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares, or sell assets to reduce debt.

Capital for the reporting periods under review is summarised as follows:

2018

$000

Borrowings	-

Cash and cash equivalents	27,349

Net Cash	27,349

Total equity	84,186

Net Borrowings to Equity ratio	-

(i)	Fair Value of Financial Instruments

The fair value of financial assets and financial liabilities are determined as follows:

•	The fair value of financial assets and financial liabilities with standard terms and conditions and trade on active liquid markets are determined with reference to quoted market prices;

•	The fair value of other financial assets and financial liabilities are determined in accordance with generally accepted pricing models based on discounted cash flow analysis using prices from observable current market transactions.

The directors consider that the carrying amounts of financial assets and financial liabilities recorded at amortised cost in the financial statements approximate their fair values.

29 Events after the Reporting Date

On the 22nd February the Group announced its proposed acquisition by Casa Systems Inc. for a cash consideration of $1.10 per share and entered into a scheme of arrangement with Casa. Following the successful shareholder vote on the 18th June 2019 and subsequent court approval on the 20th June 2019 the scheme became effective. Implementation of scheme occurred on 1 July 2019 and following that the Group was removed from the official list of Australian Stock Exchange Limited on 2 July 2019.

Due to the acquisition and de-listing of the company from the ASX the Group had to escalate a charge of $0.4 million in relation to Share Appreciation Rights (SAR’s) issued to its Key Management Personnel as the SARs were cancelled.

During the second half of financial year 2019, the Group recorded an impairment provision of $2.8 million against the carrying values of its capitalised development assets which are classified as intangibles. The impairment related to a specific pre-launch project for which the Group couldn’t materialise orders which were contractually committed and hence deemed the asset impaired. Casa System’s, the parent company of the Group (US based and NASDAQ listed entity) applies US GAAP and under its accounting policies all development costs are expensed.

The Group had the following director appointments and retirements since the reporting date and to the date of this report:

Notes to the financial statements

For the Year Ended 30 June 2018

Name	Officeholder position	Appointment date	Cease date
Clint Bell	Company Secretary	2 July 2018
Lucy Xie	Director	8 August 2019
Maurizio Nicolelli	Director	8 August 2019
Scott Bruckner	Director	1 July 2019
Steven Collins	Director	1 July 2019
Peter Beveridge	Company Secretary		2 July 2018
Ken Boundy	Director		21 November 2018
Ken Sheridan	Director		28 June 2019
David Spence	Director		1 July 2019
David Stewart	Director		1 July 2019
Jacqueline Korhonen	Director	27 August 2018	1 July 2019
Justin Milne	Chairman		1 July 2019
Stuart Black	Director		1 July 2019
Christopher Last	Company Secretary		5 July 2019
Timo Brouwer	Director	1 July 2019	8 August 2019

Other than the matters described above, there were no other subsequent events.

30   Segment Reporting

The Group has two reporting segments: Telecommunications Infrastructure Equipment & IIoT and Broadband business (Note 1 (z)). These reporting segments are monitored by the Group’s chief decision maker for the purposes of resource allocation and assessment of segment performance.

The Broadband business segment supplies communication devices, that range from entry level gateways to high- performance devices that support triple play services covering high-speed data transmission, multi HD/4K IPTV and over-the-top video streaming as well as high quality VoIP phone calls. The Broadband business products combine the latest generation of WiFi with powerful wired networking and powerline options to amplify a fast and reliable connection to multiple devices throughout the home and office.

The Telecommunications Infrastructure Equipment & IIoT segment division specialises in the development of leading Fixed Wireless broadband, wireless Machine-to-Machine (M2M)/Industrial IoT (Internet of Things) and Fibre and Cable to the distribution point (FTTdp / CTTdp) technologies sold to leading telecommunications carriers, core network providers, system integrators, government and enterprise customers worldwide. The Telecommunications Infrastructure Equipment & IIoT also includes network terminating devices designed to advance global network performance, extend coverage and meet the complex demands of today’s M2M/Industrial IoT and national broadband markets.

The following is an analysis of the Group’s revenue and results by reportable operating segment:

FOR 30 JUNE 2018	Broadband Business	Telecommunications Infrastructure Equipment & IIoT	Consolidated Segment Result

Revenue	25,164	156,527	181,691

EBITDA	1,932	18,596	20,528

Depreciation & Amortisation	(671)	(10,629)	(11,300)

EBIT	1,261	7,967	9,228

Finance Income			49

Finance Cost			(15)

Group Profit before tax			9,262

Income tax (expense)			(1,281)

Consolidated profit for the period			7,981

Notes to the financial statements

For the Year Ended 30 June 2018

No segment assets and liabilities are disclosed because there is no measure of segment assets or liabilities regularly reported to the chief operating decision maker.

The revenue reported above represents revenue generated from external customers. Intersegment revenues represent transfers between segments, which are eliminated on consolidation.

Revenues from a single customer greater than 10% of total revenues reside in both Broadband & M2M business segment. Segment profit represents the profit earned by each segment without allocation of other income, finance costs and depreciation and amortisation.

BROADBAND

2018

$000

Customer A	$3,644

Customer B	$3,616

Customer C	$3,284

Total Broadband Revenue	$25,164

Customer A Share of Total	14%

Customer B Share of Total	14%

Customer C Share of Total	13%

Telecommunications Infrastructure Equipment & IIoT

2018

$000

Customer A	$109,254

Customer B	$21,856

Total Telecommunications Infrastructure Equipment & IIoT Revenue	$156,527

Customer A Share of Total	70%

Customer B Share of Total	14%

During 2018, $10.2 million or 5.6% (2017: $9.9 million or 9.2%) of the Group’s revenues were generated from New Zealand.

Notes to the financial statements

For the Year Ended 30 June 2018

31  Parent Entity Disclosures

(a)   Financial position

2018
$000
ASSETS

Current assets	73,031

Non-current assets	52,983

Total assets	126,014

LIABILITIES

Current liabilities	59,363

Non-current liabilities	534

Total liabilities	59,897

Net assets	66,117

EQUITY

Issued capital	65,059

Retained earnings/(accumulated losses)	(756)
RESERVES

General reserves	1,987

Foreign exchange hedging reserve	(173)
TOTAL EQUITY	66,117

(b)   Financial performance

2018
$000

Profit for the year	5,517

Other comprehensive Income/(loss)	(173)
TOTAL COMPREHENSIVE INCOME/(LOSS)	5,344

(c)   Commitments for the acquisition of property, plant and equipment by the parent entity

2018
$000
FINANCE LEASE LIABILITIES

Not longer than 1 year	-

Longer than 1 year and not longer than 5 years	-
-

Finance leases relate to a motor vehicle. The Group has the option to purchase the motor vehicle at the conclusion of the lease arrangements. The Group’s obligation under finance leases are secured by the lessor’s title to the leased assets.

Notes to the financial statements

For the Year Ended 30 June 2018

(d)    Subsidiaries

		Percentage owned 2018
Name of subsidiary	Country of incorporation	%

NetComm Wireless (NZ) Limited	New Zealand	100

Call Direct Cellular Solutions 2003 Pty Ltd	Australia	100

C10 Communications Pty Ltd	Australia	100

NetComm Wireless (Canada) Limited	Canada	100

NetComm Wireless Inc.	United States of America	100

NetComm Wireless (UK) Limited	United Kingdom	100

32  Company Details

The registered office and principal place of business of the Company is:

NetComm Wireless Limited

Level 5, 18-20 Orion Road,

Lane Cove, NSW 2066

Directors’ Declaration

In the opinion of the directors of NetComm Wireless Limited:

a.

The consolidated financial statements and notes of NetComm Wireless Limited give a true and fair view of its financial position as at 30 June 2018 and of its performance for the financial year ended on that date and comply with International Financial Reporting Standards as issued by the International Accounting Standards Board.

b.	There are reasonable grounds to believe that NetComm Wireless Limited will be able to pay its debts as and when they become due and payable.

Signed in accordance with a resolution of the Directors

On behalf of the Directors

Steve Collins
Director

15 August 2019

Report of Independent Certified Public Accountant

Board of Directors of

NetComm Wireless Limited

We have audited the accompanying consolidated financial statements of NetComm Wireless Limited and subsidiaries, which comprise the consolidated statement of financial position as of June 30, 2018, and the related consolidated statement of profit or loss and other comprehensive income, changes in equity, and consolidated statement of cash flow for the year then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Basis for Qualified Opinion

International Financial Reporting Standards as issued by the International Accounting Standards Board require that financial statements be presented with comparative financial information. These financial statements do not include comparative financial information for the year ended June 30, 2017.

Qualified Opinion

In our opinion, except for the matter described in the Basis for Qualified Opinion paragraph, the financial statements referred to above present fairly, in all material respects, the financial position of NetComm Wireless Limited as of June 30, 2018, and the results of its operations and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Grant Thornton Audit Pty Ltd

Grant Thornton Audit Pty Ltd

Chartered Accountants

Sydney, 15 August 2019